Exhibit 99.1

102 South Main Street Greenville, SC 29601 864.421.1068

     The South Financial Group Successfully Completes
Previously Announced Convertible Preferred Stock Offering;
Declares Cash Dividend on Common

GREENVILLE, SC – May 9, 2008 – The South Financial Group, Inc. (NASDAQ: TSFG) (“TSFG”) completed its previously announced offering of 250,000 shares of mandatory convertible non-cumulative preferred stock with a purchase price and liquidation value of $1,000 per share. TSFG plans to use the net proceeds of approximately $239 million for general corporate purposes, including increasing its liquidity and overall capital position. On a pro forma basis reflecting the offering and as of March 31, 2008, TSFG’s tangible equity to tangible asset ratio would be approximately 8.5%, and its tangible book value per share would be approximately $10.16.

As previously announced, the preferred securities pay dividends at an annual rate of 10%, have a conversion price of $6.50, and are expected to be convertible into approximately 38.5 million common shares of TSFG, subject to shareholder approval and other conditions outlined in the Purchase Agreement and Articles previously filed.

Also, The South Financial Group’s Board of Directors has declared the payment of a quarterly cash dividend of $0.01 per common share. The dividend is payable on August 1, 2008 to common shareholders of record on July 15, 2008.

On May 6, 2008, TSFG held its 21st Annual Meeting of Shareholders at which time the shareholders approved all items submitted for approval. The voting results are included in the Company’s Current Report on Form 8-K dated May 8, 2008.

General Information
The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At March 31, 2008, it had approximately $13.7 billion in total assets and 174 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast, concentrating its growth in metropolitan statistical areas. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At March 31, 2008, approximately 46% of TSFG’s total customer deposits were in South

Carolina, 39% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles ("GAAP"). TSFG provides data eliminating intangibles in order to present data on a "tangible" basis and uses these non-GAAP measures in its analysis of TSFG’s financial condition. TSFG believes the non-GAAP measures enhance investors' understanding of TSFG's business. These measures are also useful in understanding trends and facilitate comparisons with other financial institutions. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. However, such statements necessarily involve risks and uncertainties and there are a number of factors - many of which are beyond TSFG's control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, please refer to TSFG's filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, EVP – Chief Financial Officer (864) 552-9050
Mary M. Gentry, EVP – Investor Relations (864) 421-1068
Christopher T. Holmes, EVP – Retail Banking and IR (864) 255-8970